Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

JOHN MCCARTHY JOINS CYBEX INTERNATIONAL

BOARD OF DIRECTORS

MEDWAY, MA, November 3, 2006 - Cybex International, Inc. (AMEX: CYB) announced today that John McCarthy, founder and recently retired Executive Director of IHRSA (International Health, Racquet & Sportsclub Association), has joined the CYBEX Board of Directors. During his 25 years of leadership, McCarthy was responsible for establishing IHRSA as the largest trade association in the world for the health club industry representing 7,000 member clubs throughout the world including international chapters in Europe, Asia, and South America.

“We are delighted that John McCarthy has agreed to join the CYBEX Board.” stated John Aglialoro, Chairman and CEO of CYBEX. “His knowledge of the industry is unparalleled and it was his vision that drove the creation and development of the most powerful organization in our industry. I am pleased that CYBEX shareholders will have the counsel and direction of John McCarthy as a Director.”

McCarthy is a graduate of the University of Notre Dame with an MBA from Boston College. He was drafted by the New York Knicks and played on tour with the Harlem Globetrotters before becoming owner/manager of a fitness facility in Walpole, Massachusetts, which began his remarkable career in the fitness industry. As Executive Director of IHRSA, McCarthy created three magazines for the industry: Club Business International, Club Business Europe, and Club Business Latin America. He also developed the largest fitness-only trade show in the world – which will be held in San Francisco March 28-31st 2007 – at which time CYBEX will introduce several new products.

Before joining the Board, McCarthy knew CYBEX in his capacity as Executive Director of IHRSA. Commenting on his new involvement with the company, McCarthy stated “I am honored and delighted to join CYBEX’s distinguished Board of Directors, and I look forward to working with John Aglialoro to accelerate the growth of CYBEX and the growth of the global fitness industry.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

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